Exhibit 21.1
SUBSIDIARIES OF POWERSCHOOL HOLDINGS, INC.

Name	Jurisdiction of Formation
PowerSchool Group LLC	Delaware
PowerSchool Canada ULC	British Columbia, Canada
PowerSchool India Private Limited	India